Filed with the U.S. Securities and Exchange Commission on December 16, 2019
1940 Act File No. 811-09923
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N‑1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 33

KINETICS PORTFOLIOS TRUST
(Exact Name of Registrant as Specified in Charter)
470 Park Avenue South
New York, New York 10016
(Address and Zip Code of Principal Executive Offices)
1-800-930-3828
Registrant's Telephone Number, including Area Code
Jay Kesslen
470 Park Avenue South
New York, New York 10016
(Name and Address of Agent for Service)
With a copy to:

Michael P. Malloy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996

It is proposed that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

EXPANATORY NOTE

This Amendment No. 31 to the Registration Statement of Kinetics Portfolios Trust (the “Trust” or the “Registrant”) on Form N-1A (File No. 811-09923) the “Registration Statement” is being filed as a part of the Registration Statement filed by the Trust pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (“1940 Act”). Beneficial interests of each series of the Trust are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests are issued solely to eligible investors in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Accordingly, investments in any of the series of the Registrant may currently be made only by regulated investment companies, unregulated foreign investment companies, U.S. and non-U.S. institutional investors, S corporations, segregated asset accounts, and certain qualified pension and retirement plans. The Amendment does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests of any of the series of the Registrant.

Responses to Items 1, 2, 3, 4 and 13 of Part A and Items 28(e) and (i)-(k) of Part C have been omitted pursuant to paragraph B.2.(b) of the General Instructions to Form N-1A.

This Amendment No. 33 to the Registration Statement of the Trust is being filed to update certain risk disclosure for the Trust’s series.

KINETICS PORTFOLIOS TRUST

The Paradigm Portfolio
The Small Cap Portfolio
The Market Opportunities Portfolio
(each a “Portfolio”)

Supplement dated December 16, 2019
to the Prospectus dated April 30, 2019

Effective immediately, the following strategy and risk disclosures are added to the Prospectus for each Portfolio:

Each of the following paragraphs is added to the end of the “Principal Investment Strategies” sections of the Prospectus for the respective Portfolio:

The Paradigm Portfolio
The Paradigm Portfolio held 33.86% of its net assets in the Texas Pacific Land Trust (the “Land Trust”) as of November 30, 2019. The Land Trust is a trust organized under the laws of the state of New York. One of the largest land owners in Texas, the Land Trust derives most of its income from oil and gas royalty revenue, land easements and water royalties and sales. The Land Trust has historically operated with minimal operating expenses, little to no debt and utilized cash flow to return capital to unitholders through share repurchases and dividends. While the Land Trust has held the majority of its assets since its formation in 1888, the development of energy resources subject to its royalty interests and related land use have experienced rapid growth in recent years due to advances in energy exploration and extraction technologies.

The Small Cap Portfolio
The Small Cap Portfolio held 31.00% of its net assets in the Land Trust as of November 30, 2019. The Land Trust is a trust organized under the laws of the state of New York. One of the largest land owners in Texas, the Land Trust derives most of its income from oil and gas royalty revenue, land easements and water royalties and sales. The Land Trust has historically operated with minimal operating expenses, little to no debt and utilized cash flow to return capital to unitholders through share repurchases and dividends. While the Land Trust has held the majority of its assets since its formation in 1888, the development of energy resources subject to its royalty interests and related land use have experienced rapid growth in recent years due to advances in energy exploration and extraction technologies.

The Market Opportunities Portfolio
The Market Opportunities Portfolio held 29.40% of its net assets in the Land Trust as of November 30, 2019. The Land Trust is a trust organized under the laws of the state of New York. One of the largest land owners in Texas, the Land Trust derives most of its income from oil and gas royalty revenue, land easements and water royalties and sales. The Land Trust has historically operated with minimal operating expenses, little to no debt and utilized cash flow to return capital to unitholders through share repurchases and dividends. While the Land Trust has held the majority of its assets since its formation in 1888, the development of energy resources subject to its royalty interests and related land use have experienced rapid growth in recent years due to advances in energy exploration and extraction technologies.

Each of the following risk disclosures is added to the “Principal Risks of Investment” sections of the Prospectus for the respective Portfolio:

The Paradigm Portfolio
Single Stock Concentration Risk: The Paradigm Portfolio may hold a large concentration of its net assets in a single security or issuer. Holding a large concentration in a single security or issuer may expose the Portfolio to the market volatility of that specific security or issuer if the security or issuer performs worse than the market as a whole, which could adversely affect the Portfolio’s performance.

The Small Cap Portfolio
Single Stock Concentration Risk: The Small Cap Portfolio may hold a large concentration of its net assets in a single security or issuer. Holding a large concentration in a single security or issuer may expose the

Portfolio to the market volatility of that specific security or issuer if the security or issuer performs worse than the market as a whole, which could adversely affect the Portfolio’s performance.

The Market Opportunities Portfolio
Single Stock Concentration Risk: The Market Opportunities Portfolio may hold a large concentration of its net assets in a single security or issuer. Holding a large concentration in a single security or issuer may expose the Portfolio to the market volatility of that specific security or issuer if the security or issuer performs worse than the market as a whole, which could adversely affect the Portfolio’s performance.

The following risk disclosure is added to the “Additional Strategies and Risks of the Portfolios” section of the Prospectus:

Single Stock Concentration Risk - The Paradigm Portfolio, The Small Cap Portfolio, The Market Opportunities Portfolio
A Portfolio may hold a large concentration of its net assets in a single security or issuer. Holding a large concentration in a single security or issuer may expose the Portfolio to the market volatility of that specific security or issuer if the security or issuer performs worse than the market as a whole, which could adversely affect the Portfolio’s performance. As of November 30, 2019, the Paradigm Portfolio, the Small Cap Portfolio and the Market Opportunities Portfolio each held a large concentration of its net assets in the Land Trust.
Because a large portion of the Land Trust’s revenue is derived from oil and gas royalties, the performance of the Portfolios could be adversely affected if the underlying markets for oil or gas were to decline, thereby having a more significant impact on the Portfolios given the concentration in this holding.

Please retain this Supplement with your Prospectus for future reference.

KINETICS PORTFOLIOS TRUST
PART C
OTHER INFORMATION

ITEM 28.	EXHIBITS

(a)	Articles of Incorporation
	(1)	Certificate of Trust and Declaration of Trust[1]
	(2)	Amendment No. 1 to Declaration of Trust dated January 31, 2006.[4]
	(3)	Amendment No. 2 to Declaration of Trust dated June 29, 2007.[6]
	(4)	Amendment No. 3 to Declaration of Trust dated February 7, 2008.[7]
	(5)	Amendment No. 4 to Declaration of Trust dated March 3, 2008.[8]
(b)	By-Laws[1]
(c)	Instruments Defining Rights of Security Holders. Incorporated by reference to the Declaration of Trust and the By-Laws.
(d)	Investment Advisory Agreements between Registrant, on behalf of each series, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[1]
(1)
Investment Advisory Agreement between Registrant, on behalf of its series the Global Portfolio (formerly known as the Internet Emerging Growth Portfolio), and LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(1)(i)
Addendum to Investment Advisory Agreement between Registrant, on behalf of its series the Global Portfolio (formerly known as the Internet Emerging Growth Portfolio), and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(2)
Investment Advisory Agreement between Registrant, on behalf of its series the Small Cap Opportunities Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(2)(i)
Addendum to Investment Advisory Agreement between Registrant, on behalf of its series the Small Cap Opportunities Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(3)
Addendum to Investment Advisory Agreement between Registrant, on behalf of its series the Internet Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(4)
Addendum to Investment Advisory Agreement between Registrant, on behalf of its series the Medical Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(5)
Addendum to Investment Advisory Agreement between Registrant, on behalf of its series the Paradigm Portfolio (formerly known as the New Paradigm Portfolio), and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[2]

(6)
Investment Advisory Agreement between Registrant, on behalf of its series the Market Opportunities Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[5]

(7)
Investment Advisory Agreement between Registrant, on behalf of its series the Alternative Income Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[6]

(8)
Investment Advisory Agreement between Registrant, on behalf of its series the Multi-Disciplinary Portfolio, and Horizon Kinetics Asset Management LLC (formerly known as Kinetics Asset Management, Inc.)[7]

	(9)	Investment Advisory Agreement between Kinetics Internet Fund (Cayman) and Horizon Kinetics Asset Management LLC[12]
	(10)	Investment Advisory Agreement between Kinetics Global Fund (Cayman) and Horizon Kinetics Asset Management LLC[12]

	(11)	Investment Advisory Agreement between Kinetics Paradigm Fund (Cayman) and Horizon Kinetics Asset Management LLC[12]
	(12)	Investment Advisory Agreement between Kinetics Small Cap Opportunities Fund (Cayman) and Horizon Kinetics Asset Management LLC[12]
	(13)	Investment Advisory Agreement between Kinetics Market Opportunities Fund (Cayman) and Horizon Kinetics Asset Management LLC[12]
	(14)	Form of Investment Advisory Agreement between Kinetics Internet Corporation and Horizon Kinetics Asset Management LLC[12]
	(15)	Form of Investment Advisory Agreement between Kinetics Global Corporation and Horizon Kinetics Asset Management LLC[12]
	(16)	Form of Investment Advisory Agreement between Kinetics Paradigm Corporation and Horizon Kinetics Asset Management LLC[12]
	(17)	Form of Investment Advisory Agreement between Kinetics Market Opportunities Corporation and Horizon Kinetics Asset Management LLC[12]
(e)	Underwriting Contracts. Omitted pursuant to paragraph 2(b) of Instruction B to the General instruction to Form N-1A.
(f)	Bonus or Profit Sharing Contracts. Not applicable.
(g)	Custodian Agreements
	(1)	Custody Agreement among Registrant, Kinetics Portfolios Trust and U.S. Bank N.A. dated June 26, 2006.[6]
(1)(i)
Fourth Amendment dated December 18, 2009 to Custody Agreement among Registrant, Kinetics Portfolios Trust and U.S. Bank N.A. dated June 26, 2006 incorporated by reference to Amendment No. 35 to Registration Statement for Kinetics Mutual Funds, Inc. (File No. 811-09303) filed on December 30, 2009.

(h)	Other Material Contracts
	(1)	Fund Administration Servicing Agreement among Registrant and U.S. Bancorp Fund Services, LLC dated January 1, 2002.[3]
	(1)(i)	Seventh Amendment dated June 30, 2009 to Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC.[10]
	(2)	Fund Accounting Servicing Agreement among Registrant, Kinetics Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated December 15, 2005.[4]
(2)(i)
Fifth Amendment dated December 18, 2009 to Fund Accounting Servicing Agreement among Registrant, Kinetics Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated December 15, 2006 incorporated by reference to Amendment No. 35 to Registration Statement for Kinetics Mutual Funds, Inc. (File No. 811-09303) filed on December 30, 2009.

	(3)	Placement Agency Agreement between Registrant and Kinetics Funds Distributors, LLC (formerly known as Kinetics Funds Distributors, Inc.)[1]
	(3)(i)	Schedule A dated December 6, 2007 to Placement Agency Agreement between Registrant and Kinetics Funds Distributors, LLC (formerly known as Kinetics Funds Distributors, Inc.), dated May 1, 2000.[7]
	(4)	Power of Attorney.[11]
	(5)	Securities Lending Agreement between Registrant and U.S. Bank N.A9
(i)	Legal Opinion. Omitted pursuant to paragraph 2(b) of Instruction B of the General Instruction to Form N-1A.
(j)	Other Opinions.
Consent of Independent Registered Public Accounting Firm -- not applicable
(k)	Omitted Financial Statements. Not applicable.
(l)	Initial Capital Agreements. Not applicable.
(m)	Rule 12b-1 Plan. Not applicable.
(n)	Rule 18f-3 Plan. Not applicable.
(o)	Reserved.
(p)	Code of Ethics[9]

[1]	Filed May 1, 2000 with N-1A.
[2]	Filed May 1, 2002 with the Amendment No. 5.
[3]	Filed April 29, 2004 with the Amendment No. 8.
[4]	Filed January 31, 2006 with the Amendment No. 11.
[5]	Filed March 16, 2007 with the Amendment No. 13.
[6]	Filed June 29, 2007 with the Amendment No. 16.
[7]	Filed February 8, 2008 with the Amendment No. 17.
[8]	Filed May 1, 2008 with the Amendment No. 18.
[9]	Filed April 30, 2009 with the Amendment No. 19.
[10]	Filed April 30, 2010 with the Amendment No. 21.
[11]	Filed April 30, 2013 with the Amendment No. 25.
[12]	Filed April 30, 2018 with Amendment No. 31.

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT
Registrant is controlled by its Board of Directors.

ITEM 30.	INDEMNIFICATION
Reference is made to Article VIII, Section 8.3 of Registrant’s Declaration of Trust and Article IX, Section 9.2 of Registrant’s By-Laws. The general effect of these provisions is to indemnify any person (trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER:
Horizon Kinetics Asset Management LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Information regarding the business, vocation or employment of a substantial nature of the Adviser and its officers is incorporated by reference to the information contained in Statement of Additional Information of this Registration Statement.

ITEM 32.	PRINCIPAL UNDERWRITERS:

(a) As of the date of this filing, Kinetics Funds Distributor, LLC (“KFD”), the private placement agent for shares of the Registrant, also serves as the Distributor for shares of Kinetics Mutual Funds, Inc.

(b) To the best of Registrant’s knowledge, the directors and executive officers of KFD are as follows:

Name and Principal Business Address	Position and Offices with Kinetics Funds Distributor, LLC
Hugh Ross 470 Park Avenue South New York, New York 10016	Chief Executive Officer, Chief Operating Officer	N/A
Jay Kesslen 470 Park Avenue South New York, New York 10016	General Counsel	Vice President, Assistant Secretary and AML Officer
Leonid Polyakov 470 Park Avenue South New York, New York 10016	Director	Trustee, Treasurer

(c) None.

ITEM 33.	LOCATION OF ACCOUNTS AND RECORDS:
All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 as amended (the “Investment Company Act”), and Rules 31a‑1 through 31a-3 promulgated thereunder are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s fund accountant, administrator and transfer agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, WI 53202
Registrant’s investment adviser	Horizon Kinetics Asset Management LLC 470 Park Avenue South New York, New York 10016
Registrant’s custodian	U.S. Bank N.A. 1555 N. RiverCenter Drive, Suite 302 Milwaukee, WI 53212

ITEM 34.	MANAGEMENT SERVICES:
Not applicable.

ITEM 35.	UNDERTAKINGS:
Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act, the Registrant, Kinetics Portfolios Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York, on the 16th day of December 2019.

KINETICS PORTFOLIOS TRUST

/s/ Peter B. Doyle*
Peter B. Doyle, President

*By:/s/ Jay Kesslen
Attorney-In-Fact pursuant to the Power of Attorney.

Resolution of the Board of Trustees of Kinetics Portfolios Trust (the “Trust”) and the Board of Directors of Kinetics Mutual Funds, Inc. (the “Company”)

RESOLVED, that the officers of the Trust/Company who may be required to execute any amendments to the Trust’s/Company’s Registration Statement be, and each hereby is, authorized to execute a power of attorney appointing Jay Kesslen, their true and lawful attorney, to execute in their name, place and stead, in their capacity as Director/Trustee or officer of the Trust/Company, any and all amendments to the Trust’s/Company’s Registration Statements, and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission; and said attorney shall have the power to act thereunder and shall have full power of substitution and resubstitution; and to do and perform in their name and on their behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as they might or could do in person, said acts of said attorney, being hereby ratified and approved.

The foregoing is certified as the true and correct resolution of the Board of Trustees of the Trust and the Board of Directors of the Company, duly adopted on March 9, 2018.

/s/ Jay Kesslen
Jay Kesslen
Assistant Secretary and Vice President of the Trust and the Company

Dated: December 16, 2019